EXHIBIT 5.1

OPINION OF BURNS & LEVINSON LLP

March 28, 2003

Indevus Pharmaceuticals, Inc.

One Ledgemont Center

99 Hayden Avenue

Lexington, MA 02421

Gentlemen:

You have requested our opinion with respect to the issuance by the Company of an aggregate of 500,000 shares (the “Shares”) of Common Stock, par value $.001 per share, of Indevus Pharmaceuticals, Inc., formerly Interneuron Pharmaceuticals, Inc., a Delaware corporation (the “Company”), issuable upon exercise of options pursuant to a Registration Statement on Form S-8 filed on July 19, 1995, as amended by Post-Effective Amendment No. 1, and as further amended hereby (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company. Based upon the foregoing, it is our opinion that the Shares issuable upon exercise of options will be, when sold, paid for and issued as contemplated by the terms of the options duly and validly issued and fully paid and nonassessable.

Very truly yours,

/s/ BURNS & LEVINSON LLP

BURNS & LEVINSON LLP

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